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Exhibit 8.1

August 24, 2001

NetZero, Inc.
2555 Townsgate Road
Westlake Village, CA 91361-2650

Ladies and Gentlemen:

    This opinion is being delivered to you in connection with (i) the Agreement and Plan of Merger, dated as of June 7, 2001 (the "Agreement"), by and among NetZero, Inc. ("NetZero"), Juno Online Services, Inc. ("Juno"), United Online, Inc. ("United Online"), NZ Acquisition Corp. ("NetZero Merger Sub") and JO Acquisition Corp. ("Juno Merger Sub"), and (ii) the preparation and filing with the Securities and Exchange Commission of a Form S-4 Registration Statement relating to the Merger (the "Registration Statement").

    Pursuant to the Agreement, NetZero Merger Sub, a newly formed, wholly owned subsidiary of United Online, will merge with and into NetZero (the "NetZero Merger"), with the result that NetZero will become a wholly owned subsidiary of United Online. In a simultaneous transaction occurring pursuant to the Agreement, Juno Merger Sub, a newly formed, wholly owned subsidiary of United Online, will merge with and into Juno (the "Juno Merger"), and Juno will become a wholly owned subsidiary of United Online.

    Except as otherwise provided, capitalized terms used herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

    We have acted as legal counsel to NetZero in connection with the NetZero Merger. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

      1.  The Agreement;

      2.  The Registration Statement;

      3.  Representation letters, dated as of the Effective Time, provided by United Online, NetZero and Juno in connection with this opinion; and

      4.  Such other instruments and documents related to United Online, NetZero, NetZero Merger Sub, Juno, Juno Merger Sub, the NetZero Merger and the Juno Merger as we have deemed necessary or appropriate.

    In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

      A. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

      B. The NetZero Merger and the Juno Merger will be consummated in accordance with the Agreement (without any waiver, breach or amendment of any of the provisions thereof) and will be effective under applicable state law.

      C. Any statement in the Agreement or other documents upon which we have relied made "to the knowledge of" or otherwise similarly qualified is correct without such qualification. As to all matters with respect to which a person or entity making a representation has represented that such person or entity either is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement to take an action, there is in fact no plan, intent, understanding or agreement and such action will not be taken.

      D. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken which are inconsistent with such representations.

    Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that the discussion contained in the Registration Statement under the caption "THE MERGERS—Material United States Federal Income Tax Consequences of the Mergers," constitutes, in all material respects, an accurate summary of the United States federal income tax matters described therein.

    In addition to the assumptions and representations described above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

      (1) No opinion is expressed as to any transaction other than the NetZero Merger as described in the Agreement, or to any transaction whatsoever (including the NetZero Merger) if all the transactions described in the Agreement, including both the NetZero Merger and the Juno Merger, are not consummated in accordance with the terms of the Agreement and without waiver or breach of any material provision thereof, or if any of the representations, warranties, statements and assumptions upon which we relied is not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

      (2) This opinion letter represents our best judgment regarding the application of federal income tax laws based on current provisions of the Code and existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, will not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

    This opinion is rendered to you solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to our firm name wherever appearing in the Registration Statement with respect to the discussion of the federal income tax consequences of the Merger, including any amendments to the Registration Statement. This opinion may not be relied upon for any other purpose, and may not be made available to any other person, without our prior written consent.

Very truly yours,
/s/ BROBECK, PHLEGER & HARRISON LLP

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Exhibit 8.1